Exhibit 99.1

Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090

Portola Pharmaceuticals Reports Third Quarter Financial Results

and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (November 5, 2013) – Portola Pharmaceuticals, Inc. (NASDAQ: PTLA) today will provide a corporate update and report its financial results for the third quarter ended September 30, 2013.

“Throughout this year, we demonstrated our continued ability to execute on our strategic plan and reconfirm our long-term commitment to building an enduring growth company,” said William Lis, chief executive officer of Portola. “We believe we have an exciting portfolio of wholly-owned product candidates. Our lead agent, betrixaban, is being developed as an anticoagulant for the prevention of fatal blood clots in acute medically ill patients. Andexanet alfa has the potential to be a first-in-class reversal agent for anticoagulated patients experiencing a fatal bleed or requiring emergency surgery. And PRT2070 is a unique oral dual kinase inhibitor being evaluated in patients with hematologic cancers, including those with genetically-defined and difficult-to-treat subtypes. With the proceeds from our recently completed follow-on equity offering, we are well positioned to advance these assets to value-creating milestones planned for 2014 and 2015, including Phase 3 APEX data for betrixaban, Biologics License Application filing for andexanet alfa, and proof-of-concept data for PRT2070.”

Recent Events

Corporate

•	Completed a follow-on equity financing on October 22, 2013, raising approximately $100 million in net proceeds for the Company. With the follow-on offering, the Company now plans to advance andexanet alfa to a BLA filing and expand the scope of the PRT2070 Phase 2 proof-of-concept study to include additional cancer types.

•	Appointed Mark Gossett as senior vice president of commercial to build, lead and develop the commercial organization. He has more than 25 years of experience commercializing important medicines, including the multi-billion dollar anticoagulant Lovenox® (enoxaparin).

Betrixaban

•	Continued to enroll patients in the global Phase 3 APEX study (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban), which is evaluating betrixaban for hospital and post-discharge prevention of venous thromboembolism in high-risk, acute medically ill patients. The independent data monitoring committee for this study held its second meeting in August and recommended that the Company proceed with the study as planned.

Andexanet alfa (PRT4445*)

•	Announced new findings from a Phase 2 proof-of-concept study of andexanet alfa administered as a bolus plus continuous infusion for up to two hours. Results showed a rapid and near complete reversal of the anticoagulation effect of the Factor Xa inhibitor Eliquis®, which was sustained for the duration of the infusion.

•	Presented data at the 2013 European Society of Cardiology Congress demonstrating that andexanet alfa reduced blood loss in anticoagulated animals experiencing an active bleed by reversing Factor Xa inhibitor activity.

•	Completed an end-of-phase 2 meeting with the Food and Drug Administration regarding the clinical and manufacturing paths forward for andexanet, and based on those discussions, the Company plans to pursue an Accelerated Approval pathway.

•	Entered into a collaboration agreement with Daiichi Sankyo for a Phase 2 program to evaluate andexanet alfa in reversing the anticoagulant activity of the investigational Factor Xa inhibitor edoxaban.

PRT2070

•	Initiated and began enrollment in a Phase 1/2 proof-of-concept clinical study of the oral dual Syk-JAK inhibitor PRT2070 in patients with non-Hodgkin’s lymphoma or chronic lymphocytic leukemia, including those patients who have progressive or relapsed disease, genetically-defined subtypes or acquired mutations.

Planned Upcoming Milestones

Betrixaban

•	Complete a futility analysis in 2014 of the Phase 3 APEX Study. Portola remains on track to complete APEX enrollment and report data in mid-2015.

Andexanet alfa

•	Report data from two Phase 2 studies of andexanet alfa and the Factor Xa inhibitors XARELTO® (rivaroxaban) and Lovenox® (enoxaparin) over the next two quarters.

•	Initiate a pivotal Phase 3 study and Phase 4 confirmatory study in 2014, while concurrently working on manufacturing transfer and process development changes at Lonza Group.

PRT2070

•	Report proof-of-activity data from the Phase 1/2 clinical study in 2014.

Third Quarter Financial Results

Collaboration revenue for the third quarter of 2013 was $2.8 million earned under the Company’s collaborations with Bristol-Myers Squibb Company and Pfizer Inc., Bayer Pharma

AG and Janssen Pharmaceuticals, Inc., Daiichi Sankyo, Inc. and Lee’s Pharmaceutical (HK), Ltd. Collaboration revenue for the third quarter of 2012 was $0.7 million earned under the Company’s collaboration with Novartis AG, which was terminated effective July 1, 2012.

Total operating expenses for the third quarter of 2013 were $22.0 million compared with $12.8 million for the third quarter of 2012. The increase in operating expenses was primarily attributable to increased investment in research and development expenses to advance clinical development of betrixaban, andexanet alfa and PRT2070.

Net loss for the third quarter of 2013 was $18.6 million, or $0.53 per share, compared with a net loss of $11.5 million, or $8.38 per share, for the third quarter of 2012.

As of September 30, 2013, cash, cash equivalents and investments were $218.9 million compared with cash, cash equivalents and investments of $137.4 million as of December 31, 2012. In October 2013, the company raised approximately $100 million in net proceeds through a follow-on offering of common stock that is not reflected in the third quarter cash balance.

Conference Call Details

To access the live conference call today, November 5, 2013, at 4:30 p.m. Eastern Time via phone, please dial (866) 515-2912 from the United States and Canada or +1 (617) 399-5126 internationally. The participant passcode is 80397477. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel therapeutics in the areas of thrombosis, other hematologic disorders and inflammation. Portola’s wholly-owned lead compound, betrixaban, is a novel, oral, once-daily Factor Xa inhibitor in Phase 3 development for extended-duration prophylaxis of a form of thrombosis known as venous thromboembolism (VTE) in acute medically ill patients. Currently, there is no anticoagulant approved for extended-duration VTE prophylaxis in this population. Portola’s second lead development candidate, andexanet alfa (PRT4445*), has the potential to be the first universal antidote to reverse the effects of Factor Xa inhibitors in patients who suffer an uncontrolled bleeding episode or who require emergency surgery. Portola retains full, worldwide commercial rights to andexanet alfa. Portola’s third product candidate, PRT2070, is an orally available kinase inhibitor that uniquely inhibits two validated tumor proliferation pathways — spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being studied in patients with genetically-defined hematologic cancers, as well as for patients who have failed therapy due to relapse or acquired mutations. Portola’s fourth program is partnered with Biogen Idec and is focused on the development of PRT2607, a selective Syk inhibitor. For more information, visit www.portola.com.

Forward-looking statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the potential efficacy and use of betrixaban, andexanet alfa and PRT2070; development of a commercial manufacturing process for andexanet alfa; and the statements in the section titled “Upcoming Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Portola’s estimates regarding its ability to initiate and/or complete its clinical trials; the success of Portola’s clinical trials and the demonstrated efficacy of Portola’s product candidates thereunder; the accuracy of Portola’s estimates regarding its expenses and capital requirements; regulatory developments in the United States and foreign countries; Portola’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Portola’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

*	PRT4445 has a proposed International Nonproprietary Name (pINN) of andexanet alfa.

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Collaboration and license revenue	$2,766	$738	$8,474	$70,084
Operating expenses:
Research and development	18,088	9,954	56,642	36,004
General and administrative	3,907	2,879	10,654	8,744

Total operating expenses	21,995	12,833	67,297	44,748

Income (loss) from operations	(19,229)	(12,095)	(58,822)	25,336
Interest and other income (expense), net	679	607	532	(188)

Net income (loss)	$(18,550)	$(11,488)	$(58,290)	$25,148

Net income (loss) attributable to common stockholders:
Basic	$(18,550)	$(11,488)	$(58,290)	$322

Diluted	$(18,550)	$(11,488)	$(58,290)	$462

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	35,200,761	1,370,190	17,218,475	1,342,919

Diluted	35,200,761	1,370,190	17,218,475	1,976,618

Net income (loss) per share attributable to common stockholders:
Basic	$(0.53)	$(8.38)	$(3.39)	$0.24

Diluted	$(0.53)	$(8.38)	$(3.39)	$0.23

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	September 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$218,928	$137,384
Receivables from collaborations	227	662
Total current assets	178,672	134,913
Property and equipment, net	2,428	2,861
Total assets	225,367	146,001
Accounts payable	1,517	4,840
Accrued and other liabilities	15,960	7,399
Deferred revenue – current portion	3,930	4,042
Total current liabilities	23,270	18,824
Deferred revenue – noncurrent portion	3,337	—
Total liabilities	27,418	20,290
Total stockholders’ equity (deficit)	197,949	(191,569)

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